Exhibit 10.55
CHANGES IN EXECUTIVE OFFICER COMPENSATION ARRANGEMENTS
     The following is a summary of changes in compensation arrangements for our executive officers during the quarter ended June 30, 2005:
     On April 5, 2005, effective March 1, 2005, we increased the base salary of our executive officers by approximately 6% each. We also provided our executive officers bonuses ranging from approximately 1% to 20% of the executive officers’ annual base salary. In addition, we provided stock options to purchase between 12,500 and 85,000 shares of Common Stock, on terms consistent with those options granted to our non-executive employees, pursuant to the 2004 Equity Incentive Plan.